Exhibit 99
Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Holdings, Inc. Reports First Quarter 2016 Financial Results; Revenues of $1.7 Billion and EPS of $1.29
First Quarter 2016 Consolidated Results

•	Total Revenues of $1.7 billion, down 3% y/y

•	Reports fully diluted EPS of $1.29

•	Free Cash Flow of $43 million*

Wichita, Kan., Apr. 29, 2016 - Spirit AeroSystems Holdings, Inc., [NYSE: SPR] reported first quarter 2016 financial results driven by strong operating performance of mature programs. Spirit’s first quarter 2016 revenues were $1.7 billion, down three percent compared to the same period of 2015.

Table 1. Summary Financial Results (unaudited)
	1st Quarter
($ in millions, except per share data)	2016	2015	Change
Revenues	$1,682	$1,742	(3%)
Operating Income	$267	$235	14%
Operating Income as a % of Revenues	15.9%	13.5%	240 BPS
Net Income	$172	$182	(5%)
Net Income as a % of Revenues	10.2%	10.4%	(20) BPS
Earnings Per Share (Fully Diluted)	$1.29	$1.30	(1%)
Adjusted Earnings Per Share (Fully Diluted)*	$1.29	$1.00	29%
Fully Diluted Weighted Avg Share Count	132.7	140.4

Operating income for the first quarter of 2016 was $267 million, compared to $235 million in the first quarter of 2015. Net income for the quarter was $172 million, or $1.29 per share, compared to net income of $182 million, or $1.30 per share (or $1.00* per share, adjusted to exclude the impact of deferred tax asset valuation allowance), in the same period of 2015. (Table 1)
“In March, Spirit AeroSystems was named by the Secretary of the Air Force as one of seven subcontractors to the B-21 program. We are very proud to be a part of the team. We are currently in the early phase of the EMD program. This is a landmark win that gives us a new

* Non-GAAP financial measure, see Appendix for reconciliation growth engine in defense over the long term,” said President and Chief Executive Officer Larry Lawson.
“Relative to the A350 program, we are making progress. We delivered 14 shipsets with an average deferred inventory per shipset of $0.4 million, as compared to $1.2 million in 4Q15 and $3.6 million in the same period last year,” Lawson added.
“With regard to capital deployment, we continue to be opportunistic. In the first quarter, we bought 3.6 million shares for $165 million. This concluded the previous share repurchase program announced in 2015. At the end of this quarter, there is $485 million remaining under our current repurchase program,” Lawson concluded.
Spirit’s backlog at the end of the first quarter of 2016 was approximately $46 billion.
Free cash flow from operations was a $43 million* source of cash for the first quarter of 2016, compared to a $383 million* source of cash in the first quarter of 2015, with the decrease primarily due to tax refunds in 2015 associated with the Gulfstream divestiture. (Table 2)

Table 2. Cash Flow and Liquidity (unaudited)
	1st Quarter
($ in millions)	2016	2015
Cash Flow from Operations	$94	$424
Purchases of Property, Plant & Equipment	($51)	($40)
Free Cash Flow*	$43	$384

Liquidity	March 31, 2016	December 31, 2015
Cash	$823	$957
Total Debt	$1,126	$1,133

Cash balance at the end of the quarter was $823 million, reflecting the purchase of 3.6 million shares for $165 million. The company’s $650 million revolving credit facility remained undrawn at the end of the quarter.
Spirit also achieved investment-grade credit rating with Moody’s and S&P in the first quarter of 2016.

* Non-GAAP financial measure, see Appendix for reconciliation

Financial Outlook and Risk to Future Financial Results
Spirit revenue for the full-year 2016 remains unchanged and is expected to be $6.6 - $6.7 billion. Fully diluted earnings per share for 2016 remains unchanged and is expected to be $4.15 - $4.35 per share. Free cash flow remains unchanged and is expected to be between $325 million and $375 million*, with capital expenditures ranging between $250 million and $300 million. The effective tax rate for 2016 is forecasted to be approximately 31.5 - 32.5 percent. (Table 3)
Risks to our financial guidance are described more fully in the Cautionary Statement Regarding Forward-Looking Statements in this release and in the “Risk Factors” section of our filings with the Securities and Exchange Commission.

Table 3. Financial Outlook Unchanged April 29, 2016	2016 Guidance

Revenues	$6.6 - $6.7 billion
Earnings Per Share (Fully Diluted)	$4.15 - $4.35
Effective Tax Rate	~31.5% - 32.5%
Free Cash Flow*	$325 - $375 million

* Non-GAAP financial measure, see Appendix for reconciliation

Segment Results
Fuselage Systems
Fuselage Systems segment revenues in the first quarter of 2016 were $874 million, down from $917 million for the same period last year due to lower revenues recognized on the 787 program and lower production deliveries on the 737 and 747 programs, offset by higher revenues recognized on the A350 XWB and the 767 programs. Operating margin for the first quarter of 2016 was 20.3 percent as compared to 17.9 percent during the same period of 2015. In the first quarter of 2016, the segment recorded pretax $16.2 million favorable cumulative catch-up adjustments on mature programs as a result of productivity and efficiency improvements and a favorable change in estimates on forward-loss programs of $3.1 million. In comparison, the company recorded pretax $3 million favorable cumulative catch-up adjustments on mature programs and a favorable change in estimates of $3 million in the first quarter of 2015.

Propulsion Systems
Propulsion Systems segment revenues in the first quarter of 2016 were $439 million, compared to $446 million for the same period last year. Operating margin for the first quarter of 2016 was 22.6 percent as compared to 21.5 percent in the first quarter of 2015, driven by favorable labor and material cost performance, including favorable fixed overhead absorption resulting from higher production rates. In the first quarter of 2016, the segment realized pretax $5.9 million favorable cumulative catch-up adjustments on mature programs as a result of productivity and efficiency improvements and a favorable change in estimates on forward-loss programs of $8.9 million. In comparison, the segment realized pretax $9 million favorable cumulative catch-up adjustments on mature programs in the first quarter of 2015.

Wing Systems
Wing Systems segment revenues in the first quarter of 2016 were $361 million, down from $377 million for the same period last year due to lower revenues recognized on the 787 program and lower production deliveries on the 747 program, offset by higher revenues recognized on the A350 XWB program. Operating margin for the first quarter of 2016 was 16.3 percent as compared to 12 percent during the same period of 2015. In the first quarter of 2016, the segment recorded pretax $10.1 million favorable cumulative catch-up adjustments on mature programs as a result of productivity and efficiency improvements and a favorable change in estimates on forward-loss programs of $3 million. In comparison, the segment recorded pretax $3 million favorable cumulative catch-up adjustments on mature programs in the first quarter of 2015.

Table 4. Segment Reporting (unaudited)

	1st Quarter
($ in millions)	2016	2015	Change
Segment Revenues
Fuselage Systems	$873.8	$916.8	(4.7%)
Propulsion Systems	438.6	446.0	(1.7%)
Wing Systems	360.5	376.7	(4.3%)
All Other	8.7	2.7	222.2%
Total Segment Revenues	$1,681.6	$1,742.2	(3.5%)

Segment Earnings (Loss) from Operations
Fuselage Systems	$177.3	$164.5	7.8%
Propulsion Systems	99.1	95.7	3.6%
Wing Systems	58.8	45.2	30.1%
All Other	1.9	(0.3)	733.3%
Total Segment Operating Earnings	$337.1	$305.1	10.5%

Unallocated Expense
Corporate SG&A	($50.0)	($51.6)	(3.1%)
Research & Development	(6.1)	(7.0)	(12.9%)
Cost of Sales	(14.5)	(11.2)	29.5%
Total Earnings from Operations	$266.5	$235.3	13.3%

Segment Operating Earnings (Loss) as % of Revenues
Fuselage Systems	20.3%	17.9%	240 BPS
Propulsion Systems	22.6%	21.5%	110 BPS
Wing Systems	16.3%	12.0%	430 BPS
All Other	21.8%	(11.1%)
Total Segment Operating Earnings as % of Revenues	20.0%	17.5%	250 BPS

Total Operating Earnings as % of Revenues	15.8%	13.5%	230 BPS

Contact information:

Investor Relations: Ghassan Awwad (316) 523-7040

Media: Fred Malley (316) 523-1233

On the web: http://www.spiritaero.com

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “should,” “will,” and other similar words or phrases, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: 1) our ability to continue to grow our business and execute our growth strategy, including the timing, execution, and profitability of new and maturing programs; 2) our ability to perform our obligations and manage costs related to our new and maturing commercial, business aircraft and military development programs and the related recurring production; 3) margin pressures and the potential for additional forward losses on new and maturing programs; 4) our ability to accommodate, and the cost of accommodating, announced increases in the build rates of certain aircraft; 5) the effect on aircraft demand and build rates of changing customer preferences for business aircraft, including the effect of global economic conditions on the business aircraft market and expanding conflicts or political unrest in the Middle East or Asia; 6) customer cancellations or deferrals as a result of global economic uncertainty; 7) the effect of economic conditions in the industries and markets in which we operate in the U.S. and globally and any changes therein, including fluctuations in foreign currency exchange rates; 8) the success and timely execution of key milestones such as receipt of necessary regulatory approvals and customer adherence to their announced schedules; 9) our ability to successfully negotiate future pricing under our supply agreements with Boeing, Airbus and our other customers; 10) our ability to enter into profitable supply arrangements with additional customers; 11) the ability of all parties to satisfy their performance requirements under existing supply contracts with our two major customers, Boeing and Airbus, and other customers, and the risk of nonpayment by such customers; 12) any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals or reduced orders by their customers or from labor disputes or acts of terrorism; 13) any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks; 14) our ability to avoid or recover from cyber-based or other security attacks, information technology failures or other disruptions; 15) returns on pension plan assets and the impact of future discount rate changes on pension obligations; 16) our ability to borrow additional funds or refinance debt; 17) competition from commercial aerospace original equipment manufacturers and other aerostructures suppliers; 18) the effect of governmental laws, such as U.S. export control laws and U.S. and foreign anti-bribery laws such as the Foreign Corrupt Practices Act and the United Kingdom Bribery Act, and environmental laws and agency regulations, both in the U.S. and abroad; 19) any reduction in our credit ratings; 20) our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components; 21) our ability to recruit and retain highly-skilled employees and our relationships with the unions representing many of our employees; 22) spending by the U.S. and other governments on defense; 23) the possibility that our cash flows and borrowing facilities may not be adequate for our additional capital needs or for payment of interest on and principal of our indebtedness; 24) our exposure under our existing senior secured revolving credit facility to higher interest payments should interest rates increase substantially; 25) the effectiveness of any interest rate hedging programs; 26) the effectiveness of our internal control over financial reporting; 27) the outcome or impact of ongoing or future litigation, claims and regulatory actions; and 28) exposure to potential product liability and warranty claims. These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K.

Spirit Ship Set Deliveries
(one ship set equals one aircraft)

	1st Quarter
	2016	2015
B737	130	134
B747	3	4
B767	6	5
B777	26	26
B787	33	32
Total	198	201

A320 Family	147	135
A330/340	16	27
A350	14	6
A380	7	6
Total	184	174

Business/Regional Jet	15	17
Total Spirit	397	392

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended
	March 31, 2016	April 2, 2015
	($ in millions, except per share data)
Net revenues	$1,681.6	$1,742.2
Operating costs and expenses:
Cost of sales	1,359.0	1,448.3
Selling, general and administrative	50.0	51.6
Research and development	6.1	7.0
Total operating costs and expenses	1,415.1	1,506.9
Operating income	266.5	235.3
Interest expense and financing fee amortization	(11.4)	(17.9)
Other expense, net	(2.2)	(6.4)
Income before income taxes and equity in net income of affiliate	252.9	211.0
Income tax provision	(81.9)	(29.4)
Income before equity in net income of affiliate	171.0	181.6
Equity in net income of affiliate	0.6	0.3
Net income	$171.6	$181.9

Earnings per share
Basic	$1.30	$1.31
Shares	131.6	138.9

Diluted	$1.29	$1.30
Shares	132.7	140.4

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	March 31, 2016	December 31, 2015
	($ in millions)
Current assets
Cash and cash equivalents	$822.9	$957.3
Accounts receivable, net	683.2	537.0
Inventory, net	1,808.0	1,774.4
Other current assets	27.5	30.4
Total current assets	3,341.6	3,299.1
Property, plant and equipment, net	1,947.2	1,950.7
Pension assets	242.7	246.9
Other assets	255.4	280.8
Total assets	$5,786.9	$5,777.5
Current liabilities
Accounts payable	$645.8	$618.2
Accrued expenses	225.5	230.2
Profit sharing	18.4	61.6
Current portion of long-term debt	42.9	35.6
Advance payments, short-term	192.5	178.3
Deferred revenue, short-term	312.1	285.5
Deferred grant income liability - current	12.6	11.9
Other current liabilities	88.7	37.7
Total current liabilities	1,538.5	1,459.0
Long-term debt	1,083.4	1,097.6
Advance payments, long-term	452.9	507.4
Pension/OPEB obligation	70.2	67.7
Deferred revenue and other deferred credits	172.4	170.0
Deferred grant income liability - non-current	78.2	82.3
Other liabilities	270.6	273.5
Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 132,474,893 and 135,617,589 shares issued and outstanding, respectively	1.3	1.4
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 121 shares issued and outstanding each period, respectively	—	—
Additional paid-in capital	1,054.0	1,051.6
Accumulated other comprehensive loss	(168.5)	(160.5)
Retained earnings	1,827.8	1,656.2
Treasury stock, at cost (13,306,381 and 9,691,865 shares, respectively)	(594.4)	(429.2)
Total shareholders’ equity	2,120.2	2,119.5
Noncontrolling interest	0.5	0.5
Total equity	2,120.7	2,120.0
Total liabilities and equity	$5,786.9	$5,777.5

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Three Months Ended
	March 31, 2016	April 2, 2015
	($ in millions)
Operating activities
Net income	$171.6	$181.9
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	49.4	43.6
Amortization expense	—	0.5
Amortization of deferred financing fees	1.1	4.2
Accretion of customer supply agreement	1.0	0.4
Employee stock compensation expense	5.3	6.9
Excess tax benefits from share-based payment arrangements	(0.3)	—
Loss on effectiveness of hedge contracts	—	1.6
Loss from foreign currency transactions	4.6	6.4
Loss on disposition of assets	2.5	—
Deferred taxes	24.1	1.2
Pension and other post-retirement benefits, net	7.0	(6.1)
Grant liability amortization	(2.7)	(2.6)
Equity in net income of affiliate	(0.6)	(0.3)
Changes in assets and liabilities
Accounts receivable, net	(148.6)	0.3
Inventory, net	(50.6)	33.8
Accounts payable and accrued liabilities	19.9	(10.2)
Profit sharing/deferred compensation	(43.1)	(91.1)
Advance payments	(40.3)	(10.2)
Income taxes receivable/payable	58.2	198.0
Deferred revenue and other deferred credits	29.9	56.7
Other	5.4	8.7
Net cash provided by operating activities	$93.8	$423.7
Investing activities
Purchase of property, plant and equipment	(50.4)	(40.3)
Net cash used in investing activities	($50.4)	($40.3)
Financing activities
Proceeds from issuance of debt	—	535.0
Principal payments of debt	(7.5)	(7.5)
Payments on term loan	—	(534.9)
Taxes paid related to net share settlement awards	(2.9)	—
Excess tax benefits from share-based payment arrangements	0.2	—
Debt issuance and financing costs	—	(4.7)
Purchase of treasury stock	(165.2)	—
Net cash used in financing activities	($175.4)	($12.1)
Effect of exchange rate changes on cash and cash equivalents	(2.4)	0.3
Net (decrease) increase in cash and cash equivalents for the period	($134.4)	$371.6
Cash and cash equivalents, beginning of the period	957.3	377.9
Cash and cash equivalents, end of the period	$822.9	$749.5

Appendix

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently.

Adjusted EPS

	1st Quarter
	2016	2015
GAAP Diluted Earnings Per Share	$1.29	$1.30
Impact of Partial Release of Deferred Tax Asset Valuation Allowance	—	(0.30)	a
Adjusted Diluted Earnings Per Share	$1.29	$1.00

Diluted Shares	132.7	140.4

a Represents the net earnings per share impact of deferred tax asset valuation allowance not associated with the Gulfstream divestiture of ($42) million in 2015.

Free Cash Flow
($ in millions)

	1st Quarter		Guidance
	2016	2015	2016
Cash Provided by Operating Activities	$94	$424	$575 - $675
Capital Expenditures	(51)	(40)	(250 - 300)
Free Cash Flow	$43	$384	$325 - $375
Cash Received under 787 Interim Pricing Agreement	(43)	(16)
Adjusted Free Cash Flow	$0	$368